Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

May 17, 2024

Advisors Disciplined Trust 2227

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Floor

New York, NY 10286

Re: Advisors Disciplined Trust 2227 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-277525 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Advisors Disciplined Trust 2227

Advisors Asset Management, Inc.,
Depositor

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President